EXHIBIT 10.213

FIRST AMENDMENT TO LEASE AGREEMENT

This First Amendment to Lease Agreement (this “Amendment”) is made and entered into to be effective the day and year set forth below and between MET CENTER PARTNERS-6, LTD, a Texas limited partnership (“Landlord”), PPD DEVELOPMENT, LP, a Texas limited partnership (“Tenant”), and PHARMACEUTICAL PRODUCT DEVELOPMENT, INC., a North Carolina corporation (“Guarantor”).

RECITALS:

A. By Lease Agreement (the “Lease”) effective June 18, 2004, Landlord leased to Tenant approximately 128,941 gross square feet of space in Building Ten located in the Met Center development in Austin, Travis County, Texas, as more particularly described in the Lease (the “Leased Premises”).

B. Landlord and Tenant have approved the Plans and Specifications for the Tenant Improvements and, as contemplated in the Lease, desire to confirm the number of gross square feet contained within the Leased Premises and other matters associated therewith.

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements of the parties hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord, Tenant and Guarantor agree as follows:

1. Except as otherwise expressly defined herein, all capitalized terms shall have the meanings ascribed to them as provided in the Lease.

2. Landlord completed its work within the Building prior to October 1, 2004.

3. Section 1.10 of the Lease is hereby amended to provide that Lot 5-A originally comprising the Property has been resubdivided with the Additional Land as contemplated by Section 1.10 and that the current legal description for the Property, and all references in the Lease to the “Property” shall mean and refer to “Lot 5-E, AMENDED PLAT OF THE RESUBDIVISION OF LOT 5 BLOCK B METRO CENTER SECTION 6, a subdivision in the City of Austin, Travis County, Texas, according to the map or plat thereof recorded under Document No. 200400295 of the Official Public Records of Travis County, Texas.”

4. Exhibit D, Work Letter is deleted and is replaced in its entirety with Exhibit D-1, “Work Letter” attached hereto.

5. The Plans and Specifications have been approved by the parties and attached as Exhibit E to the Lease. In connection with the approval of the Plans and Specifications, the architects for the parties have confirmed, and the parties hereby confirm and agree, that the approximate number of gross square feet of space constituting the Leased Premises is 128,941 square feet as provided in Section 1.11. Accordingly, Landlord and Tenant confirm and agree that the number of parking spaces for tenant is under Section 1.18 is 645 and no adjustment is necessary; the Base Rent for the initial term of the Lease is as set forth in Section 1.20 and no adjustment is necessary; the Tenant’s Proportionate Share is 37.31% as set forth in Section 1.24 and no adjustment is necessary; and the amount of the Tenant Improvement Allowance under Section 1.26 is $3,223,525.00.

6. Landlord and Tenant expressly agree that except as amended hereby, all of the terms and provisions of the Lease shall remain in full force and effect, and the same are hereby confirmed, ratified and approved.

7. Guarantor has executed this Amendment to acknowledge and consent to the amendments to the Lease as provided herein and to confirm, acknowledge and agree that the terms and provisions of the Lease Guaranty attached as Exhibit G to the Lease continue in full force and effect.

8. This Amendment may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The parties agree that this Amendment may be transmitted between them by facsimile machine. The parties intend that faxed signatures constitute original signatures, and that a faxed copy of this Amendment containing the signatures (original or faxed) of all the parties is binding upon the parties.

EXECUTED by the parties on the dates set forth below their respective signatures to be effective the date the last party so signs.

LANDLORD:

MET CENTER PARTNERS-6, LTD.

By:	Met Center 3, Inc., a Texas corporation, General Partner

By:	/s/ Howard C. Yancy
Howard C. Yancy, President

Date: March 16, 2005

TENANT:

PPD DEVELOPMENT, LP

By:	PPD GP, LLC, a Delaware limited liability company, General Partner

By:	/s/ Fred. B. Davenport, Jr.
Name:	Fred B. Davenport, Jr.
Title:	President

Date: March 16, 2005

GUARANTOR:

PHARMACEUTICAL PRODUCT DEVELOPMENT, INC., a North Carolina corporation

By:	/s/ Fred B. Davenport, Jr.
Name:	Fred B. Davenport, Jr
Title:	President

Date: March 16, 2005

EXHIBIT D-1

WORK LETTER

This Exhibit D-1 is attached to and made part of that certain Lease Agreement by and between Met Center Partners-6, Ltd., as Landlord, and PPD Development, LP as Tenant.

1. Building Shell. The Building, other than those portions occupied by other tenants, is in shell condition and Landlord represents that it has been constructed substantially in accordance with the plans and specifications described in Schedule 1 attached to this Exhibit D-1 (the “Shell Plans”), except as expressly provided in paragraph 2(n) and 2(s) below. Except as expressly provided in paragraph 2(n), and 2(s) below, the cost of any and all work not specifically delineated in such Shell Plans, or any increase in cost resulting from subsequent changes required to complete the Tenant Improvements (as defined below), shall be the responsibility of, and paid for by Tenant, subject to reimbursement from the Tenant Improvement Allowance as part of the Tenant Improvements Construction Costs as provided below. Tenant shall have access to the Property and the Building necessary to timely complete the Tenant Improvements subject to the provisions of Section 2.2 of the Lease.

2. Tenant Improvements.

(a) Tenant shall complete all improvements required or desired by Tenant for Tenant’s use of the Leased Premises (collectively, the “Tenant Improvements”) according to the Tenant Improvement Plans (defined below) as provided herein. It is understood that the Tenant Improvements may include, subject to the provisions hereof, the following:

1.	The interior improvements within the Leased Premises, including but not limited to clinical labs, administrative offices, dormitories, server room, commercial kitchen, commercial laundry, pharmacy and chemical storage.

2.	Tenant may improve for its exclusive use and control, any building stairwells that are internal to the Leased Premises, and may integrate those stairwells into Tenant’s security systems.

3.	Tenant may install an uninterrupted power supply (UPS) system and emergency stand-by battery system, and may use a portable generator (in addition to the external auxiliary generator) during emergencies. Tenant may use reasonably necessary riser space for the connection of these systems to the Leased Premises.

4.	As provided above, Tenant shall install generator, chemical storage and platform lift at the rear of the Building, and shall not be charged extra rent or other fee for the use of this area.

5.	Tenant shall be entitled to construct antennae and/or satellite dish (the “Antennae”) on that portion of the roof of the Building located immediately above the Leased Premises, and shall not be charged extra rent or other fee by Landlord for the Antennae or the use of roof space for the Antennae.

(b) Subject to sections (l), (n) and (s) below, Tenant shall bear the entire cost of the construction of the Tenant Improvements, including, without limitation, all architectural and engineering fees associated with the space planning for the Leased Premises, the design of the Tenant Improvements and preparation of the Tenant Improvement Plans (including any changes to the Shell Plans required therefore) and any changes thereto; all labor, material and equipment costs; additional janitorial services; general tenant signage; permit fees; and taxes and insurance costs related to the construction of the Tenant Improvements to the extent not included in Operating Costs (the “Tenant Improvement Construction Costs”). Landlord shall not charge or be entitled to receive payment of any fee in connection with or during the construction of the Tenant Improvements or Tenant’s move-in, including without limitation any project management, supervision or review fee, or any fee for the use of the Building services (such as, but not limited to, loading dock, parking or freight elevators, nor shall Tenant be charged for utilities consumed during construction of the Tenant Improvements).

(c) Landlord shall make available to Tenant, the construction, architectural and engineering information reasonably requested by Tenant’s architect or general contractor. Tenant shall submit to Landlord construction drawings and specifications for the Tenant Improvements (the “Tenant Improvement Plans”) within one hundred twenty (120) days after the Effective Date of this Lease. The Tenant Improvement Plans shall consist of detailed plans and specifications for the construction of the Tenant Improvements in accordance with all applicable governmental laws, codes, rules and regulations, including partition layout, ceiling plan, electrical outlets and switches, telephone outlets, drawings for any modifications to the mechanical and plumbing systems of the Building. The Tenant Improvement Plans shall specifically include a requirement for expansion joints for every twenty (20) feet on all interior walls and above all doorways and other openings. The Tenant Improvement Plans must be approved by Landlord as provided herein.

(d) Within five (5) business days after Landlord’s receipt of the Tenant Improvement Plans, Landlord shall submit to Tenant in writing any requested changes thereto, and Landlord and Tenant shall thereafter work together in good faith to agree upon final Tenant Improvement Plans. Landlord’s approval of the Tenant Improvement Plans shall not be unreasonably delayed or withheld, provided that they comply with all applicable governmental laws, codes, rules and regulations and the provisions of this Lease. Notwithstanding the foregoing, Landlord’s approval of any changes to the Building systems or the exterior or structural components of the Building, including relocation or alteration of stairwells and elevators, shall be subject to Landlord’s approval, and shall be subject to approval by Landlord’s structural engineer. If Landlord’s structural engineer fails to approve any such portion of the Tenant Improvement Plans, the specific reasons for such disapproval shall be provided to Tenant, together with specific drawings and other corrections necessary to correct the specific reasons for such disapproval. If Tenant modifies the Tenant Improvement Plans to specifically incorporate the drawings and other corrections made by Landlord’s structural engineer, the modifications of the exterior or structural components of the Building shall be deemed to be approved by Landlord. Landlord shall not refuse, without adequate justification, to approve the final Tenant Improvement Plans within thirty (30) days after Landlord’s receipt thereof. In the event Landlord does disapprove the Tenant Improvement Plans, as submitted, the parties shall cooperate fully to achieve a final approved set of plans in conformity with this Work Letter. If, despite good faith efforts, the parties cannot agree on a final approved set of Tenant Improvement Plans Landlord and Tenant shall each have the right to terminate the Lease by notice to the other at such time, and in the event of such termination the first month’s Base Rent shall be promptly returned to Tenant.

(e) No approval by Landlord or Landlord’s architects and/or engineers of the Tenant Improvement Plans or any of Tenant’s drawings, plans and specifications that are prepared in connection with any construction of improvements in the Leased Premises shall in any way be construed or operate as a representation or warranty by Landlord as to the adequacy of such drawings, plans and specifications, or the improvements to which they relate, for any use, purpose, or condition, but such approval shall merely satisfy the requirement of consent by Landlord under this Lease as to Tenant’s right to construct the improvements in the Leased Premises in accordance with such drawings, plans and specifications.

(f) Upon Landlord’s approval of the Tenant Improvement Plans, Tenant, at Tenant’s expense, shall promptly apply for, and obtain, all permits and approvals required by governmental agencies, and Landlord shall joint Tenant in promptly applying for approval (to the extent necessary) by the Association Architectural Control Committee (the “Committee”) under the Declaration and any other restrictive covenants applicable to the construction of the Tenant Improvements (the foregoing collectively referred to as the “Approvals”), and Landlord shall affirmatively request and support such approval by the Committee in Landlord’s capacity as the owner of the Property. It is contemplated that among such other items as may require approval of the Committee, the Approvals shall include approval of the Committee of the following: (i) installation of rooftop equipment and services (within Landlord provided “roof loading zones”); (ii) utilization of the fenced area on the southeast of the Property for an outdoor recreation area in accordance with Exhibit C; (iii) installation of an emergency generator outside the south side of the Building; (iv) installation of a side-loading lift on the south side of the Building to serve Tenant as a loading dock; (v) construction of a CMU building used for Hazardous Materials, Hazardous Substances and bio-wastes; (vi) construction of an additional outdoor storage building for storage of such items as outdoor furniture; and (vii) installation of back-illuminated signage, mounted prominently on the Building that would be visible from Ben White Boulevard. Landlord represents and warrants that it has obtained pre-approval by the Committee as to the preliminary drawings provided by Tenant to Landlord prior to the Effective Date of this Lease for those items described in (i) through (viii) in the immediately preceding sentence. Upon substantial completion of the Tenant Improvements, Tenant shall obtain a permanent certificate of occupancy for the Leased Premises.

(g) Prior to the commencement of construction of any of the Tenant Improvements, Tenant shall (i) furnish Landlord with evidence satisfactory to Landlord that the Approvals have been obtained, (ii) furnish Landlord with evidence that Tenant has obtained and is maintaining (1) All Risk Builder’s Risk Insurance covering the replacement value of the Tenant Improvements and naming Landlord as an additional insured, and (2) the Comprehensive Commercial Liability Insurance policy described in the Lease, and (iii) notify Landlord of the date on which Tenant intends to commence construction of the Tenant Improvements. The construction contemplated by the Tenant Improvement Plans shall be performed by skilled contractors and subcontractors whose names shall be furnished in writing to Landlord in advance. All contractors shall be required to maintain commercial general liability insurance in amounts of not less than $1 million per occurrence, $2 million aggregate, with reputable companies licensed to provide insurance in Texas. Certificates of insurance for Tenant and its contractors shall be delivered to Landlord before Tenant commences construction of the Tenant Improvements.

(h) The construction of the Tenant Improvements shall be done in a good and workmanlike manner and in accordance with the Tenant Improvement Plans, as approved by Landlord. All material changes to any of the Tenant Improvement Plans must be submitted to Landlord for Landlord’s written approval prior to, and as a condition precedent to, making such change; provided, Landlord shall promptly review the same and shall not unreasonably withhold, delay or condition its approval. All materials used in executing the Tenant Improvement Plans by Tenant shall be new and of good quality for their intended purposes.

(i) The failure of Tenant to complete the Tenant Improvements by the Rent Commencement Date for any reason other than delays caused by the acts of Landlord or Landlord’s Related Parties shall not delay or extend the Rent Commencement Date and the obligations of Landlord and Tenant shall continue in full force and effect and the rent shall not be abated. Any such delays caused by Landlord shall extend the Rent Commencement Date by a period equal to the period of the delay attributable to the acts of Landlord.

(j) Tenant shall have no right, authority or power to bind Landlord or any interest of Landlord in the Project, the Property, the Building, or the Leased Premises for the payment of any claim for labor or materials or for any charge or expense incurred or the erection or construction of the Tenant Improvements, nor to render the Project, the Property, the Building, or the Leased Space part of the Leased Premises or any part thereof liable for any mechanic’s or material men’s lien, and Tenant shall in no way be considered the agent of Landlord in the construction or erection of any of the Tenant Improvements. If any lien is imposed upon any portion of the Property by reason of the construction of the Tenant Improvements, Tenant shall discharge or bond around the same in accordance with the provisions of this Lease.

(k) Tenant and its contractor(s) shall cause the construction of the Tenant Improvements in such manner as to minimize interference or inconvenience to the other tenants of the Building, the Property and the Project to the extent reasonably possible. All construction activity and storage of materials shall be confined to the Leased Premises, Tenant’s storage building(s), if already erected, and the associated parking area unless Landlord specifically agrees otherwise in writing. The work site(s) shall be maintained in a safe and reasonably clean condition at all times during the construction. The construction of the Tenant Improvements shall be conducted so as to avoid damage to part of the Project, the Property, the Common Areas, including all parking and landscaped areas, or the Building, and in the event of any such damage, Tenant shall immediately cause such damage to be fully repaired and restored.

(l) Landlord shall pay Tenant a tenant improvement allowance (the “Tenant Improvement Allowance”) of an amount as provided in Section 1.26 of the Lease, which funds may be applied by Tenant to defray any and all expenses and fees incurred by Tenant in connection with the design, planning, approval and construction of the Tenant Improvements.

(m) Intentionally omitted.

(n) In addition with respect to the Leased Premises, Landlord shall also pay Tenant, in addition to the Tenant Improvement Allowance, an allowance of $187,000 for furnishing and installation of elevators, and an allowance of $30,000 for furnishing and installation of two (2) separate steel stairs and handrails for the existing floor openings and demising walls with one-hour fire walls taped, floated and painted to deck.

(o) Except for any work required to be accomplished by Landlord as set forth in this Lease, the Shell Plans, or in this Work Letter, all of the work to be accomplished with respect to the Leased Premises, the Building and the Property, including the recreation area and Tenant’s out-buildings, shall be included in the Tenant Improvement Plans, and all of such items shall be completed by Tenant as part of the Tenant Improvements. Notwithstanding anything to the contrary herein, it is specifically agreed that Tenant shall be entitled to use the existing site utilities for construction purposes, and the cost of such utilities shall be borne by Landlord.

(p) The Tenant Improvement Allowance shall be paid to Tenant as follows: within thirty (30) days after the last to occur of (i) Tenant’s deliver to Landlord of an invoice for such payment, along with a detail schedule of the Tenant Improvement Construction Costs certified by an officer of Tenant and signed lien waivers from all contractors and subcontractors providing labor and materials for the Tenant Improvements: (ii) written confirmation from Landlord’s architect that the Tenant Improvements are substantially completed in accordance with the Tenant Improvement Plans; and (iii) delivery to Landlord of a permanent certificate of occupancy for the Leased Premises.

(q) Notwithstanding anything contained herein to the contrary, Tenant shall not be entitled to receive, and Landlord shall have no obligation to provide, the Tenant Improvement Allowance at any time after an event has occurred unless Tenant cures such default within any time allowed in this Lease for such cure.

(r) THE MECHANICAL, ELECTRICAL AND PLUMBING SYSTEMS FOR THE LEASED PREMISES SHALL BE EXACTLY AS SPECIFIED BY TENANT AS PART OF THE TENANT IMPROVEMENTS TO THE LEASED PREMISES. LANDLORD REPRESENTS THAT TO THE BEST OF THE ACTUAL KNOWLEDGE OF LANDLORD BASED ON THE LETTER FROM LANDLORD’S STRUCTURAL ENGINEER ATTACHED HERETO AS SCHEDULE D-1, THAT THE LOAD LEVELS FOR THE FIRST AND SECOND FLOORS OF THE BUILDING ARE AS SPECIFIED IN LANDLORD’S ENGINEER’S LETTER.

(s) Landlord shall also pay Tenant, in addition to the Tenant Improvement Allowance, an allowance equal to one-half of all costs incurred by Tenant towards improving the fire rating of the Leased Premises over its current level as required by applicable governmental authorities in order to allow Tenant’s Permitted Use under applicable governmental statues, codes and regulations, provided that such allowance shall be limited in all events to a maximum sum of $100,000. In addition, Landlord shall provide an allowance equal to all costs incurred by Tenant associated with the upgrade of water and wastewater lines and modification to the second floor expansion joint to accommodate Tenant’s use of the Leased Premises, provided that such allowance shall be limited in all events to a maximum sum of $224,000.

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